Annual Speech to Shareholders by Dan Basso

2010

Dear Owners, T Bankers, and Guests.

It is my pleasure to welcome you to this, our sixth annual owners meeting.  It hardly seems possible that it has been seven years since we started TBank.  As the adage states:  Time flies when you’re having fun?  For those of us who have been on this roller coaster for the past seven years, we can safely say it has been a wild ride!

It is with a heightened sense of humility and an unwavering sense of  determination that I stand before you this evening, where my mission will be to shed some light on the current state of your bank and to give you some idea of where we are heading.   Let me begin this evening with some brief but important anecdotes from the recent past.

The difficulties experienced by the entire banking segment of our economy have become cliché over the past 18 months.  The media has made it their mission to expose what they believe is the REAL cause of our financial difficulties, the greedy banker.  They bombard us with hyperbole that serve more to confuse than to enlighten.  Then, adding to the cacophony, is the eloquent but often meaningless discourse of the United States Congress.  With a renewed zeal to become relevant, our elected officials demand testimony from evil business leaders, especially those nefarious bankers.  They seek to understand how these businesses could be driven to do such damage to unsuspecting and vulnerable consumers.  Even our President has contributed to the diatribe against banks and business in general.  Banks are characterized as the voracious beasts whose gluttony nearly destroyed our country.

Your government to the rescue, on a magic carpet of dollars, they swoop in to save the victimized consumer.  They are certain they can repair the damage - if only they understood it.  They mount an ‘investigation’, which culminates in members of the President’s Cabinet and our elected officials being visibly appalled to learn of the existence of securitized mortgages.  Despite the myriad regulatory and oversight agencies and congressional committees in place to manage our financial markets, our elected officials apparently failed to notice that securitized mortgages virtually led the bond markets for the past 30 years.  Perhaps it escaped them that they were responsible for the oversight of FNMA, GNMA, and FHLMC which hold approximately 96 percent of all home mortgages.

Never mind these same agencies and committees stood by idly while the housing bubble, on the back of the Community Reinvestment Act, continued to expand over the past 10 years.  Rather than discourage the use of packaged, securitized mortgage obligation bonds, other securitized loans and the secret sauce that turned these loans into bondable investments - credit default swaps, they were actually advising banks to participate in such activities as a way to mitigate risk.  Now, they tell us we need more regulation?  Really?  When the imposition of government regulation creates a business environment that cannot be sustained and subsequently the inevitable meltdown occurs, is it then logical to declare the reason for the failure as insufficient government intervention?

In the ironic twist that is the real story, the Treasury Department used its power to the benefit of the very individuals who they claim destroyed our financial markets in the first place.   It might make sense to someone, but not to me.  Government regulation indeed!  We have observed in action that which we have known for some time; that is, government intervention into business and financial affairs can only result in awarding unearned benefits to some at the expense of others.

Forgive my passion, I could go on for hours on this topic, but I believe this is sufficient to frame the backdrop for us to discuss TBank results in 2009 and our mission for 2010.

As many of you know we had (for about 2 years) a relationship with a payment processor.  Their business was to process payments for retailers who wished to conduct business over the Internet.  I characterize their model as a business centric version of PayPal.  They signed up businesses that wanted to capitalize on the vast marketing opportunity present in the World Wide Web, but possessed neither the expertise nor the resources to conduct commerce over the Internet, which led them to the payment processor.

Our primary regulator alleges that several of the retailers that decided to sell their goods this way were selling products of questionable value and now, 3 years after we terminated our relationship with all these companies, our primary regulator has alleged that consumers were harmed.  The amazing fact is that only one of the businesses for which we have been cited has only recently been charged by the Federal Trade Commission.

The most damaging result of this determination is that the regulators have ordered TBank to refund the money these consumers paid to our customers.  This is money we never received and did not accrue to the benefit of TBank or our owners.  We are required to refund money that was paid by a consumer to another business, utilizing a third party payment service. It is my personal opinion that these actions are morally indefensible and establish an entirely new standard of customer care for banks.   If one were to extrapolate this logic, banks might now be responsible for the quality of goods and services offered by their customers.   Utilizing the TBank case as a model, any consumer who wishes to secure a refund for a purchase gone bad would simply demand the money from the bank with which the offending business has an account.  I can only guess where this might lead.

Ladies and gentlemen, for the past 3 and one half years your bank has dealt with recursive regulatory challenges, each of which we have expeditiously resolved. Despite the impact of the most devastating recession the nation has seen in my lifetime and the unnecessary and extremely damaging regulatory actions, your bank remains sound.  We remain well capitalized despite our most recent losses, which were substantial.

Our Company lost $3.8 million in 2009 as compared to our loss of $428 thousand in 2008.  $2.7 million of 2009 loss directly resulted from the order requiring TBank to make restitution to consumers.

Obviously, asset quality was also a significant issue for TBank, and all banks, in 2009 and remains so today.  Deterioration in credit quality during 2009 was the second largest contributor to our financial losses.  Loan losses for 2009 totaled $1.4 million compared to $417 thousand in 2008.  We are still working through those problem loans.

On the positive side, our Net Income from Trust activities for 2009 was $369 thousand on total revenues of $6.8 million.  Given the difficulties in the financial markets, these results compare very favorably to our 2008 net Trust income of $308 thousand on revenues of $9.7 million.

The Holding Company expenses for 2009 were down to $181 thousand as compared to $239 thousand in 2008.

The major components of our Balance Sheet remained stable with total assets at year end 2009 of $139 million compared to $136 million at year end 2008.   Net loans at year end were $121 million compared to $123 million in 2008.  Total deposits at year end 2009 were slightly down to $108 million from $111 million at year end 2008.

In general, 2009 is a year we would like to forget. Unfortunately, the $3.8 million loss will serve as a constant reminder to us all.  However, as disappointed as we are in our 2009 results, we are equally encouraged about the imminent prospects of getting this latest regulatory issue behind us, once and for all, and getting back to the business of growing your bank.  That is not to say that 2010 will not offer some significant challenges, but I believe we are on the right path.

The landscape in banking has changed and continues to change.  We anticipate additional regulatory activity targeted at further stabilization of the banking sector.  These actions and the continued uncertainty of the business sector, make 2010 a year of continued transition for TBank, and transition we must.  We have proven our ability to adapt to changing conditions and circumstances, and we must utilize all our abilities to move our bank forward, which brings me to my final point for this evening.

Despite the extreme economic distress and recursive regulatory blows wielded against your bank, our staff and our board has held firmly together.  Against any conventional wisdom, we will exit this difficult period with a solid, seasoned, dedicated, and experienced staff and a determined board.   With one notable exception, the only staffing losses we have experienced were due to budgetary constraints resulting from our diminished capital position.  It begs the question, why?

In a world where morality and honor have ceased to be part of the conversation, the staff of TBank continues to demonstrate both.  My time at TBank has been an education.  Though my efforts have not been as successful as I would have liked, I have learned a great deal and I have solidified philosophies I have held for many years.  Principle among them:  Always do what you say you will do, accept responsibility and always speak the truth, no matter the consequences.  Our staff and board have remained stable through these difficult times because we live our commitments to clients, owners, regulators, and most importantly, ourselves.  We have been dealt some severe blows, but our resiliency has brought us through it and we remain strong.  It will never be said that TBank lacks fortitude.

After all, it is not during times of prosperity that we truly learn about people and institutions, it is during times of adversity.  We are proud that throughout this period, TBank has remained true to our principles and firmly focused on our goals.  We view the past 3 years in the context of our larger mission, to create a community bank about which we can all feel proud.  We are still committed to that end.  We would never have chosen the path we have been forced to travel, but we have not cowered from it either.  Under the leadership of Mr. Howard we have all discovered something in ourselves and in each other – true character.

Honor is something that I once accepted as a given.  As I have learned over the past few years, potential personal ramifications often create a moral fog and honor is too easily sacrificed at the altar of personal gain.  It is one thing when the citizenry is culpable, but when the actions of government lack moral rectitude, we can easily be cast into a pool of despair.  The great people at TBank have demonstrated a strength of character that allows us to pierce the fog and forge our path out of the muddle.  Their secret is resolute action, unbending character and unyielding tenacity.  These are characteristics that will carry us to great heights as we are able to jettison our oppressive regulatory ballasts.  The task ahead is substantial and our results anything but assured, however, I am proud to labor with such an impressive team that has demonstrated, time and again, a strength of will and depth of character that makes seemingly impossible tasks seem effortless.

I am so grateful for all of your support over the past 7 years and for your continued support as we move forward.  I commit to you that we will never abandon our mission to create that shining example of banking excellence we envisioned 8 years ago.   Together we will make it happen, because we must.

Thank you.

Now, I will invite Mr. Howard to come to the podium and give us an update on our progress in resolving the latest regulatory action.   After his presentation, we will be happy to entertain any questions you might have.